UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)*


                APARTMENT INVESTMENT AND MANAGEMENT COMPANY
-------------------------------------------------------------------------------
                              (Name of Issuer)

              CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 03748R101
    -------------------------------------------------------------------
                               (CUSIP Number)

                                MAY 6, 2002
    -------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                    *SEE INSTRUCTIONS BEFORE FILLING OUT

                                SCHEDULE 13G

CUSIP No. 03748R101                                          Page 2 of 11 Pages


1     NAME OF REPORTING PERSON
      /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           GE CAPITAL EQUITY INVESTMENTS, INC.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)         |_|
                                                               (b)         |X|

3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE, U.S.A.


         NUMBER OF         5     SOLE VOTING POWER

                                      0
          SHARES
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      3,249,426
         OWNED BY

           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING                    0

          PERSON           8     SHARED DISPOSITIVE POWER

           WITH                       3,249,426

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            3,249,426

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                            |_|


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            3.76%

12     TYPE OF REPORTING PERSON*
            CO

                               SCHEDULE 13G

CUSIP No. 03748R101                                          Page 3 of 11 Pages


1     NAME OF REPORTING PERSON
      /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           GENERAL ELECTRIC CAPITAL CORPORATION

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)         |_|
                                                               (b)         |X|

3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION
           NEW YORK, U.S.A.


         NUMBER OF         5     SOLE VOTING POWER

                                      0
          SHARES
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      3,249,426
         OWNED BY

           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING                    0

          PERSON           8     SHARED DISPOSITIVE POWER

           WITH                       3,249,426


 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            3,249,426

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                            |_|


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            3.76%

12     TYPE OF REPORTING PERSON*
            CO

                               SCHEDULE 13G

CUSIP No. 03748R101                                          Page 4 of 11 Pages


1     NAME OF REPORTING PERSON
      /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           GENERAL ELECTRIC CAPITAL SERVICES, INC.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)         |_|
                                                               (b)         |X|

3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE, U.S.A.


         NUMBER OF         5     SOLE VOTING POWER

                                      0
          SHARES
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      DISCLAIMED.  SEE 9 BELOW.
         OWNED BY

           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING                    0

          PERSON           8     SHARED DISPOSITIVE POWER

           WITH                       DISCLAIMED.  SEE 9 BELOW.


 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                            |_|


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            DISCLAIMED. SEE 9 ABOVE.

12     TYPE OF REPORTING PERSON*
            CO

                               SCHEDULE 13G

CUSIP No. 03748R101                                          Page 5 of 11 Pages


1     NAME OF REPORTING PERSON
      /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           GENERAL ELECTRIC COMPANY

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)         |_|
                                                               (b)         |X|

3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION
           NEW YORK, U.S.A.


         NUMBER OF         5     SOLE VOTING POWER

                                      0
          SHARES
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      DISCLAIMED.  SEE 9 BELOW.
         OWNED BY

           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING                    0

          PERSON           8     SHARED DISPOSITIVE POWER

           WITH                       DISCLAIMED.  SEE 9 BELOW.


 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                            |_|


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            DISCLAIMED. SEE 9 ABOVE.

12     TYPE OF REPORTING PERSON*
            CO

Item 1.

(a)      NAME OF ISSUER:   Apartment Investment and Management Company

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Colorado Center, Tower Two
                  2000 South Colorado Boulevard
                  Suite 2-1000
                  Denver, Colorado 80222

Item 2.

1.  (a) - (c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                  OFFICE; AND CITIZENSHIP:

                  GE Capital Equity Investments, Inc.
                  120 Long Ridge Road
                  Stamford, Connecticut  06927


                  Citizenship:   Delaware

(d) TITLE OF CLASS OF SECURITIES: Class A Common Stock, par value $0.01 per share

(e)               CUSIP NUMBER:  03748R101


2.  (a) - (c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                  OFFICE; AND CITIZENSHIP:

                  General Electric Capital Corporation
                  260 Long Ridge Road
                  Stamford, Connecticut  06927


                  Citizenship:   New York

(d) TITLE OF CLASS OF SECURITIES: Class A Common Stock, par value $0.01 per share

(e)               CUSIP NUMBER:  03748R101


3.  (a) - (c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                  OFFICE; AND CITIZENSHIP:

                  General Electric Capital Services, Inc.
                  260 Long Ridge Road
                  Stamford, Connecticut  06927

                  Citizenship:   Delaware

(d) TITLE OF CLASS OF SECURITIES: Class A Common Stock, par value $0.01 per share

(e)               CUSIP NUMBER:  03748R101


4.  (a) - (c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                  OFFICE; AND CITIZENSHIP:

                  General Electric Company
                  3135 Easton Turnpike
                  Fairfield, Connecticut  06431


                  Citizenship:   New York

(d) TITLE OF CLASS OF SECURITIES: Class A Common Stock, par value $0.01 per share

(e)               CUSIP NUMBER:  03748R101


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), OR (c) CHECK WHETHER THE PERSON FILING IS A:


(a) [  ]          Broker or Dealer registered under Section 15 of the Act
                  (15 U.S.C. 78o);

(b) [  ]          Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                  78c);

(c) [  ]          Insurance Company as defined in Section 3(a)(19) of the Act
                  (15 U.S.C. 78c);

(d) [  ]          Investment Company registered under Section 8 of the
                  Investment Company Act (15 U.S.C. 80a-8);

(e) [  ]          An investment advisor in accordance with Section
                  240.13d-1(b)(1)(ii)(E);

(f) [  ]          An employee benefit plan or endowment fund in accordance
                  with Section 240.13d-1(b)(1)(ii)(F);

(g) [  ]          A parent holding company or control person, in accordance
                  with Section 240.13d-1(b)(1)(ii)(G);

(h) [  ]          A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);


(i) [  ]          A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

(j) [  ]          Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


Item 4.           OWNERSHIP:


1.                GE Capital Equity Investments, Inc.

(a)               AMOUNT BENEFICIALLY OWNED:  3,249,426 shares of Common
                  Stock

(b)               PERCENT OF CLASS:  3.76%

(c)               NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      sole power to vote or to direct the vote:

                           0

                  (ii)     shared power to vote or to direct the vote:

                           3,249,426

                  (iii) sole power to dispose or to direct the disposition of:

                           0

                  (iv) shared power to dispose or to direct the disposition of:

                           3,249,426


2.                General Electric Capital Corporation

(a)               AMOUNT BENEFICIALLY OWNED:  3,249,426 shares of Common Stock

(b)               PERCENT OF CLASS:  3.76%

(c)               NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      sole power to vote or to direct the vote:

                           0

                  (ii)     shared power to vote or to direct the vote:

                           3,249,426

                  (iii) sole power to dispose or to direct the disposition of:

                           0

                  (iv) shared power to dispose or to direct the disposition of:

                           3,249,426


3.                General Electric Capital Services, Inc.

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)               PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)               NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      sole power to vote or to direct the vote:

                           0

                  (ii)     shared power to vote or to direct the vote:

                           Disclaimed.  See (a) above.

                  (iii) sole power to dispose or to direct the disposition of:

                           0

                  (iv) shared power to dispose or to direct the disposition of:

                           Disclaimed.  See (a) above.


4.                General Electric Company

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)               PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)               NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      sole power to vote or to direct the vote:

                           0

                  (ii)     shared power to vote or to direct the vote:

                           Disclaimed.  See (a) above.

                  (iii) sole power to dispose or to direct the disposition of:

                           0

                  (iv) shared power to dispose or to direct the disposition of:

                           Disclaimed.  See (a) above.


Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  This statement is being filed to report that, as of the date of this report, the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities.


Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable.


Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  See Exhibit 1 for Joint Filing Agreement.


Item 9.           NOTICES OF DISSOLUTION OF GROUP:


                  Not applicable.


Item 10.          CERTIFICATION:

                  Not applicable.

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2003

                                        GE CAPITAL EQUITY INVESTMENTS, INC.

                                        By:    /s/ Jonathan K. Sprole
                                               -----------------------------
                                               Name:      Jonathan K. Sprole
                                               Title:     Managing Director

                                        GENERAL ELECTRIC CAPITAL CORPORATION

                                        By:    /s/ Robert E. Pfeiffer
                                               -----------------------------
                                               Name:      Robert E. Pfeiffer
                                               Title:     Vice President

                                        GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                        By:    /s/ Kevin Korsh
                                               -----------------------------
                                               Name:      Kevin Korsh
                                               Title:     Attorney-in-Fact*

                                        GENERAL ELECTRIC COMPANY

                                        By:    /s/ Kevin Korsh
                                               -----------------------------
                                               Name:      Kevin Korsh
                                               Title:     Attorney-in-Fact**


*   Filed Pursuant to a Power of Attorney Attached as Exhibit 2 to this
    Schedule 13G.
**  Filed Pursuant to a Power of Attorney Attached as Exhibit 3 to this
    Schedule 13G.